As filed with the Securities and Exchange Commission on September 21, 2005
                                                     Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                    SBE, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                         94-1517641
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                          Identification No.)

                          2305 Camino Ramon, Suite 200
                               San Ramon, CA 94583
                                 (925) 355-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                DAVID W. BRUNTON
         Chief Financial Officer, Vice President, Finance and Secretary
                                    SBE, INC.
                          2305 Camino Ramon, Suite 200
                               San Ramon, CA 94583
                                 (925) 355-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                                JODIE M. BOURDET
                               COOLEY GODWARD LLP
                         One Maritime Plaza, 20th Floor
                             San Francisco, CA 94111
                                 (415) 693-2000

        Approximate date of commencement of proposed sale to the public:
     From time to time after the registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================


                                                                        Proposed Maximum        Proposed Maximum       Amount of
           Title of Class of                    Amount to be     Offering Price            Aggregate        Registration Fee
      Securities to be Registered                Registered                  Per Security           Offering Price            (2)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, par value $0.001 per share        2,561,050 Shares           $2.52(1)               $6,453,846              $759.62
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK, par value $0.001 per share        2,060,000 Shares           $2.50                  $5,150,000              $606.16
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK, par value $0.001 per share,       1,030,000 shares(3)        $3.33                  $3,424,750              $403.09
      underlying certain Warrants
------------------------------------------------------------------------------------------------------------------------------------

                 TOTAL                          5,651,050                                        $15,025,596             $1,768.87
====================================================================================================================================

(1) Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of computing the amount of registration fee based on the average of the high and low prices of the registrant's Common Stock as reported on the Nasdaq National Market on September 14 2005.
(2)  Calculated in accordance with Rule 457(o) of the Securities Act of 1933.
(3) Pursuant to Rule 416, there are also registered such indeterminable additional shares as may be issued as result of the anti-dilution provisions contained in the governing Warrants.

                               -------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.



                 SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2005

                                   PROSPECTUS

                                5,651,050 Shares

                                    SBE, Inc.
                                  Common Stock

                                    ---------


      This prospectus relates to the offer and sale, from time to time, of up to 5,651,050 shares of SBE, Inc. common stock held by the selling security holders listed on page 8 of this prospectus, including up to 1,030,000 shares of common stock issuable upon exercise of warrants. Certain of the selling security holders received shares of SBE common stock in consideration of a transaction pursuant to which PyX Technologies, Inc. was merged with and into PyX Acquisition Sub, LLC, a wholly-owned subsidiary of SBE. Certain other selling security holders purchased shares of common stock and warrants to purchase shares of common stock from SBE in a private placement that closed in July 2005. SBE will not receive any proceeds from the sale of the shares by any of the selling security holders. We may, however, receive cash consideration in connection with the exercise of the warrants for cash.

      For a description of the plan of distribution of the shares, see page 12 of this prospectus.

      Our common stock is listed on the Nasdaq SmallCap Market under the symbol "SBEI." On September 16, 2005, the last reported sale price for our common stock was $2.82 per share.

      Investing in our common stock involves risks. See "Risk Factors" beginning on page 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is _____________, 2005.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY...............................   3

FORWARD-LOOKING STATEMENTS.......................   4

RISK FACTORS.....................................   4

USE OF PROCEEDS..................................   8

SELLING SECURITY HOLDERS.........................   9

PLAN OF DISTRIBUTION.............................  12

WHERE YOU CAN FIND MORE INFORMATION..............  13

LEGAL MATTERS....................................  13

EXPERTS..........................................  14



                              --------------------

You should  rely only on the  information  or  representations  provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any different information or to make any different representations in connection with any offering made by this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

                              --------------------

                                PROSPECTUS SUMMARY


The following is a summary of our business. It does not contain all the information that may be important to you. You should carefully read the entire prospectus, including the section entitled "Risk Factors" in this prospectus and the information incorporated by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part, for more information on our business and the risks involved in investing in our stock.

                                  Our Business

     We develop and provide network communications and storage solutions for original equipment manufacturers in the embedded systems marketplace. Embedded networking technology is hardware or software that serves as a component within a larger networking or storage device or system, such as a Gigabit Ethernet or a T-1/T-3 input/output network interface card, that plugs into an expansion slot in a high-end computer or storage system. Embedded networking solutions enable the functionality of many commonly used devices or equipment, such as products and solutions for basic telephone and internet services, mobile phones, medical equipment and storage networks.

     We deliver a product portfolio comprised of standards-based wide area networking ("WAN"), local area networking ("LAN") and storage area network ("SAN"), network interface and intelligent communications controller cards. All of our products are coupled with enabling Linux or Solaris software drivers. Our products are designed to be functionally compatible with each other and, since we use industry standard form factors and technologies, our products are also compatible with third party standards-based products. This standard scalability and modularity offers our customers greater flexibility to develop solutions for unique product configurations and applications.

     In July 2005, we acquired the assets of PyX Technologies, Inc. ("PyX"). PyX is a technology company that develops software products for the Internet Small Computer System Interface ("iSCSI") enterprise storage market. iSCSI enables networked computers to access and store data using standard TCP/IP networks. Among the many features it offers, iSCSI provides remote access to secure multi-terabyte storage using desktops, laptops, PDAs, or other mobile devices, and offers significant cost savings over existing storage alternatives. In addition, our development of digital signal processor modules allows us to leverage our current products to enable existing customers to take advantage of a new and explosive market: VoIP.

     We were incorporated in 1961 as Linear Systems, Inc. In 1976, we completed our initial public offering. In July 2000, we acquired LAN Media Corporation, a privately held company, to complement and grow our WAN adapter product line from both a hardware and software perspective. In August 2003, we acquired the products and technologies of Antares Microsystems to increase the functionality of our PCI product line.

     Following the PyX acquisition, we operate in two business units; Storage Business Unit and Embedded Business Unit.

     Our principal executive offices are located at 2305 Camino Ramon, Suite 200, San Ramon, California, 94583, and our telephone number is (925) 355-2000. Our Internet address is www.sbei.com. The information on our website is not incorporated by reference into this prospectus.

                           FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. Words such as "believes," "anticipates," "expects," "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are cautioned that the forward-looking statements reflect our analysis only as of the date hereof, and we assume no obligation to update these statements. Actual events or results may differ materially from the results discussed in or implied by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those risks and uncertainties set forth below under the caption "Risk Factors."

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. You should carefully consider the factors described below in addition to other information contained in this prospectus or incorporated by reference into this prospectus before purchasing our shares. Additional risks and uncertainties not presently known to us or that we currently see as immaterial may also impair our business operations.

                          Risks Related to Our Business

We may not realize any anticipated benefits from the acquisition of PyX Technologies, Inc.

We acquired PyX Technologies, Inc. ("PyX") on June 26, 2005. While we believe that our opportunities subsequent to the acquisition are greater than our opportunities prior to the acquisition, and that we will be able to create substantially more stockholder value, there is substantial risk that the synergies and benefits sought in the acquisition might not be fully achieved. There is no assurance that PyX's technology can be successfully integrated into our existing product platforms or that our financial results will meet or exceed the financial results that would have been achieved absent the acquisition. As a result, our operations and financial results may suffer and the market price of our common stock may decline.

If the Internet Small Computer System Interface ("iSCSI") software products contain undetected errors, we could incur significant unexpected expenses and experience product returns and lost sales.

The iSCSI software products are highly technical and complex. While these products have been tested, because of their nature, we cannot be certain of their performance either as stand-alone products or when integrated with our existing product line. Because of PyX's short operating history, we have little information on the performance of its products, including the iSCSI products. There can be no assurance that defects or errors may not arise or be discovered in the future. Any defects or errors in these products discovered in the future could result in a loss of customers or decrease in net revenue and market share.

If an unauthorized disclosure of a significant portion of our source code occurs, we could potentially lose future trade secret protection for the source code.

Source code, the detailed program commands for our iSCSI software programs, is one of the most significant assets we own. While we license certain portions of our source code to certain licensees, we take significant measures to protect the secrecy of large portions of our source code. The loss of future trade secret protection could make it easier for third parties to compete with our products by copying functionality, which could adversely affect our revenue and operating margins.

We depend upon a small number of Original Equipment Manufacturer ("OEM") customers. The loss of any of these customers, or their failure to sell their products, could limit our ability to generate revenues. In particular, the Hewlett-Packard Company ("HP") ceased to be a significant customer of ours in the first quarter of fiscal 2005, and our success depends on being able to replace net sales previously attributable to HP with sales to other customers.

In the first three quarters of fiscal 2005 and 2004, sales of Versa Module Europa ("VME") products to HP accounted for 16% and 47%, respectively, of our net sales. We made our final shipment for $1.0 million of our VME products to HP in the first quarter of fiscal 2005. Our future success depends on being able to replace net sales previously attributable to HP with sales to other customers. We can provide no assurance that we will succeed in obtaining new orders from existing or new customers sufficient to replace or exceed the net sales previously attributable to HP or that we will become a qualified supplier with new OEM customers or remain a qualified supplier with existing OEM customers.

Orders by our OEM customers are affected by factors such as new product introductions, product life cycles, inventory levels, manufacturing strategies, contract awards, competitive conditions and general economic conditions. Our sales to any single OEM customer are also subject to significant variability from quarter to quarter. Such fluctuations may have a material adverse effect on our operating results. A significant reduction in orders from any of our OEM customers could have a material adverse effect on our operating results, financial condition and cash flows.

A failure to collect outstanding accounts receivable from any of our OEM customers could have a material adverse effect on our business, operating results, financial condition and cash flows.

Our future capital needs may exceed our ability to raise capital.

The development and marketing of our products is capital-intensive. We believe that our existing cash balances and our anticipated cash flow from operations will satisfy our working capital needs for the foreseeable future. Declines in our sales or a failure to keep expenses in line with revenues could require us to seek additional financing in fiscal 2006. In addition, should we experience a significant growth in customer orders or wish to make strategic acquisitions of a business or assets, we may be required to seek additional capital to meet our working capital needs. There can be no assurance that additional financing, if required, will be available on reasonable terms or at all. To the extent that additional capital is raised through the sale of additional equity or convertible debt securities, the issuance of such securities could result in additional dilution to our stockholders.

Because of our dependence on single suppliers for some components, we may be unable to obtain an adequate supply of such components, or we may be required to pay higher prices or to purchase components of lesser quality.

The chip sets used in certain of our products are currently available only from a single supplier. If these suppliers discontinue or upgrade some of the components used in our products, we could be required to redesign a product to incorporate newer or alternative technology. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments or margins that, in turn, would have a material adverse effect on our business, operating results, financial condition and cash flows. If enough components are unavailable, we may have to pay a premium in order to meet customer demand. Paying premiums for parts, building inventories of scarce parts and obsolesce of existing inventories could lower or eliminate our profit margin, reduce our cash flow and otherwise harm our business. To offset potential component shortages, we have in the past, and may in the future, carry an inventory of these components. As a result, our inventory of component parts may become obsolete and may result in write-downs.

If we fail to develop and produce new products, we may lose sales and our reputation may be harmed.

The markets for our products are characterized by rapidly changing technologies, evolving industry standards and frequent new product introductions. Our future success will depend on our ability to enhance our existing products and to introduce new products and features to meet and adapt to changing customer requirements and emerging technologies such as Voice over IP ("VoIP"), third generation wireless services, Serial ATA, iSCSI, Serial Attached SCSI ("SAS"), Gigabit Ethernet, 10 Gigabit Ethernet and TCP/IP Offload Engine ("TOE"). There can be no assurance that we will be successful in identifying, developing, manufacturing and marketing new products or enhancing our existing products. In addition, there can be no assurance that services, products or technologies developed by others will not render our products obsolete.

We have focused a significant portion of our research and development, marketing and sales efforts on VoIP, HighWire, WAN and LAN adapters, encryption, iSCSI and TOE products. The success of these products is dependent on several factors, including timely completion of new product designs, achievement of acceptable manufacturing quality and yields, introduction of competitive products by other companies, market acceptance of our products and our ability to sell our products. If the VoIP, TOE, iSCSI, HighWire, encryption and adapter products or other new products developed by us do not gain market acceptance, our business, operating results, financial condition and cash flows would be materially adversely affected.

Our iSCSI and VoIP products will require a substantial product development investment by us and we may not realize any return on our investment.

The development of new or enhanced products is a complex and uncertain process. As we integrate the PyX products into our product line, our customers may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements, both to our existing product line as well as to the products we acquired from PyX. Development costs and expenses are incurred before we generate any net revenue from sales of the products resulting from these efforts. We expect to incur substantial research and development expenses relating to the product line we acquired from PyX, which could have a negative impact on our earnings in future periods.

The storage and embedded products market is intensely competitive, and our failure to compete effectively could reduce our revenues and margins.

We compete directly with traditional vendors of storage software and hardware devices, including Fibre Channel SAN products, open source "free" software, TOE and application-specific storage solutions. We compete with communications suppliers of routers, switches, gateways, network interface cards and other products that connect to the Public Switched Telephone Network and the Internet. In the future, we expect competition from companies offering client/server access solutions based on emerging technologies such as Fibre Channel, switched digital telephone services, iSCSI, SAS, TOE, VoIP and other technologies. In addition, we may encounter increased competition from operating system and network operating system vendors to the extent that such vendors include full communications and storage capabilities in their products. We may also encounter future competition from telephony service providers (such as AT&T or the regional Bell operating companies) and storage product providers (such as EMC Corporation, Network Appliance, Inc. and Qlogic Corporation).

Increased competition with respect to any of our products could result in price reductions and loss of market share, which would adversely affect our business, operating results, financial condition and cash flows. Many of our current and potential competitors have greater financial, marketing, technical and other resources than we do. There can be no assurance that we will be able to compete successfully with our existing competitors or will be able to compete successfully with new competitors.

We depend on our key personnel. If we are unable to retain our current personnel and hire additional qualified personnel as needed, our business will be harmed.

We are highly dependent on the technical, management, marketing and sales skills of a limited number of key employees. We do not have employment agreements with, or life insurance on the lives of, any of our key employees. The loss of the services of any key employees could adversely affect our business and operating results. Our future success will depend on our ability to continue to attract and retain highly talented personnel to the extent our business grows. Competition for qualified personnel in the networking and software industries, and in the San Francisco Bay Area, is intense. There can be no assurance that we will be successful in retaining our key employees or that we can attract or retain additional skilled personnel as required.

We may be unable to protect our intellectual property, which could reduce any competitive advantage we have.

Although we believe that our future success will depend primarily on continuing innovation, sales, marketing and technical expertise and the quality of product support and customer relations, we must also protect the proprietary technology contained in our products. We do not currently hold any patents and rely on a combination of copyright, trademark, trade secret laws and contractual provisions to establish and protect proprietary rights in our products. There can be no assurance that steps taken by us in this regard will be adequate to deter misappropriation or independent third-party development of our technology. Although we believe that our products and technology do not infringe on the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against us.

               Risks Associated with Ownership of Our Common Stock


Our common stock has been at risk for delisting from the Nasdaq SmallCap Market. If it is delisted, our stock price and your liquidity may be impacted.

Our common stock is currently listed on the Nasdaq SmallCap Market. Nasdaq has requirements that a company must meet in order to remain listed on the Nasdaq SmallCap Market. These requirements include maintaining a minimum closing bid price of $1.00 and minimum stockholders' equity of $2.5 million. Our stockholders' equity as of July 31, 2005 was approximately $19.7 million and our closing bid price on September 16, 2005 was $2.82. Although we currently meet all the minimum continued listing requirements for the Nasdaq SmallCap Market, should our stock price decline, our common stock could be subject to potential delisting from the Nasdaq SmallCap Market.

If we fail to maintain the standards necessary to be quoted on the Nasdaq SmallCap Market and our common stock is delisted, trading in our common stock would be conducted on the OTC Bulletin Board as long as we continue to file reports required by the Securities and Exchange Commission. The OTC Bulletin Board is generally considered to be a less efficient market than the Nasdaq SmallCap Market, and our stock price, as well as the liquidity of our common stock, may be adversely impacted as a result.

The market price of our common stock is likely to continue to be volatile. You may not be able to resell your shares at or above the price at which you purchased such shares.

The trading price of our common stock is subject to wide fluctuations in response to quarter-to-quarter fluctuations in operating results, the failure to meet analyst estimates, announcements of technological innovations or new products by us or our competitors, general conditions in the computer and communications industries and other events or factors. In addition, stock markets have experienced extreme price and trading volume volatility in recent years. This volatility has had a substantial effect on the market price of the securities of many high technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock. Our common stock has historically had relatively small trading volumes. As a result, small transactions in our common stock can have a disproportionately large impact on the quoted price of our common stock.

If we continue to experiences losses, we could experience difficulty meeting our business plan, and our stock price could be negatively affected.

We may experience operating losses and negative cash flow from operations as we develop and market the iSCSI software solution acquired in the PyX acquisition. Any failure to achieve or maintain profitability could negatively impact the market price of our common stock. We anticipate that we will continue to incur significant product development, sales and marketing and administrative expenses and, as a result, will incur net losses for the foreseeable future. We will need to generate significant quarterly revenues if we are to achieve and maintain profitability. A substantial failure to achieve profitability could make it difficult or impossible for us to grow our business. Our business strategy may not be successful, and we may not generate significant revenues or achieve profitability. Any failure to significantly increase revenues would also harm our ability to achieve and maintain profitability. If we do achieve profitability in the future, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Future sales of our common stock, including the shares offered pursuant to this prospectus, could cause the market price for our common stock to significantly decline.

Sales of substantial amounts of our common stock in the public market could cause the market price of our common stock to fall, and could make it more difficult for us to raise capital through public offerings or other sales of our capital stock. In addition, the public perception that these sales might occur could have the same undesirable effects. The shares being offered pursuant to this prospectus represent approximately 57.3% of our outstanding common stock as of September 1, 2005. The shares issued in connection with the PyX acquisition, which represent approximately 45.3% of the shares being offered pursuant to this prospectus are subject to agreements that provide, in part, that, with respect to 95% of such shares held by the selling security holder, the selling security holder will not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, such shares until August 3, 2006. The shares issued to the purchasers in the private placement are not subject to any lockup and are freely tradeable. Such free transferability could materially and adversely affect the market price of our common stock. As a result, holders of approximately 32.6% of the outstanding shares of our common stock will have the immediate right to sell their shares pursuant to this prospectus and holders of an additional approximately 24.7% of the outstanding shares of our common stock, assuming no further issuances of shares of our common stock, will have the right to sell their shares pursuant to this prospectus after August 3, 2006.

Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that could delay or prevent a change in control.

Our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be materially adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Furthermore, certain other provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing changes in control or management, which could adversely affect the market price of our common stock. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling security holders. All proceeds from the sale of the shares will be for the accounts of the selling security holders. We may, however, receive cash consideration in connection with the exercise of the warrants for cash.

                            SELLING SECURITY HOLDERS

We are registering for resale shares of our common stock that have been issued or sold to the selling security holders identified below or that may be issued upon exercise of the warrants held by certain of the selling security holders.

The table below presents information as of September 1, 2005 regarding the selling security holders and the shares that they may offer and sell from time to time under this prospectus. The shares of common stock covered, as to their resale, under this prospectus include shares of common stock issued in the PyX acquisition and shares of common stock sold in the private placement and issuable upon exercise of warrants sold in the private placement. In connection with the acquisition of PyX Technologies, Inc. ("PyX") that we consummated on July 26, 2005, we issued to certain of the selling stockholders 2,561,050 shares of our common stock and agreed to register such shares of common stock for resale. Also on July 26, 2005, we completed a private placement with certain other of the selling security holders, pursuant to which we issued and sold, for an aggregate purchase price of $5,150,000, an aggregate of 2,060,000 shares of our common stock and warrants to purchase an aggregate of an additional 1,030,000 shares of our common stock bearing an exercise price of $3.33 per share, which warrants are exercisable at the election of the selling security holders prior to July 26, 2010.

This table is prepared based, in part, on information supplied to us by the listed selling security holders. The table assumes that the selling security holders will fully exercise the warrants issued in the private placement and sell all of the shares offered under this prospectus. However, because the selling security holders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling security holders or that will be held by the selling security holders after completion of the sales. Information concerning the security holders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

                                            Shares Owned Prior to                               Shares Owned After
                                                 Offering(1)                                         Offering
                                            ----------------------      Number of Shares       --------------------
           Security Holders                  Number        Percent        Being Offered        Number       Percent
           ----------------                  ------        -------      ----------------       ------       -------
Andre Hedrick(2)                           1,472,000        14.9%           1,472,000             0            0%
Nick Bellinger(3)                           345,000          3.5             345,000              0            0
Jan Fuxell(4)                               230,000          2.3             230,000              0            0
Dennis Burke(5)                             230,000          2.3             230,000              0            0
Greg Yamamoto(6)                            212,000           *              212,000              0            0
Leo Fang(7)                                  57,500           *              57,500               0            0
Andrew Johnson(8)                            41,400           *              41,400               0            0
Tzu-Wang Pan(9)                              53,000           *              53,000               0            0
Richard Contreras(10)                        23,000           *              23,000               0            0
Helge Mortensen(11)                          13,800           *              13,800               0            0
Ignacio C. Munio(12)                        156,275          1.6             11,500            144,775       1.5
Leon Chiu(13)                                11,500           *              11,500               0            0
Wim Coekaerts(14)                            5,750            *               5,750               0            0
Jerry Johansson(15)                          4,600            *               4,600               0            0
AIGH Investment Partners LLC(16)            788,120          8.0             495,000           293,120       3.0
Globis Capital Partners(17)                 462,997          4.7             300,000           162,997       1.7
Anfel Trading Limited(18)                   411,400          4.2             390,000           21,400          *
Cam Co(19)                                  265,000          2.7             210,000           55,000          *
Ganot Corporation(20)                       240,000          2.4             210,000           30,000          *
LaPlace Group, LLC(21)                      180,000          1.8             180,000              0            0
Herschel Berkowitz(22)                      151,500          1.5             90,000            61,500          *
Sandra Pessin(23)                           150,000          1.5             150,000              0            0
Globis Overseas Fund Ltd. (24)              120,000          1.2             120,000              0            0
Jack Dodick(25)                             135,000          1.4             120,000           15,000          *
Ellis International LLC(26)                  60,000           *              60,000               0            0
Stephen Spira(27)                            60,000           *              60,000               0            0
Fame Associates(28)                          60,000           *              60,000               0            0
Kevin McCaffrey
c/o Smith Barney(29)                         60,000           *              60,000               0            0
William Heinzerling
c/o Smith Barney(30)                         60,000           *              60,000               0            0
John A. Moore(31)                            60,000           *              60,000               0            0
Joshua Hirsch(32)                            30,000           *              30,000            13,000          *
Richard Grossman(33)                         41,100           *              30,000            11,100          *
Citigroup Global Markets Inc. FBO
F. Lyon Polk(34)                             36,000           *              36,000               0            0
Citigroup Global Markets Inc. FBO
Hilary Edson(35)                             36,000           *              36,000               0            0
Mark Giordano(36)                            33,000           *              18,000            15,000          *
Paul Packer(37)                              30,000           *              30,000               0            0
Paul Tramontano(38)                          30,000           *              30,000               0            0
Kurt Miyatake(39)                            30,000           *              30,000               0            0
Greg Yamamoto, as UTMA custodian for
     Melanie Yamamoto(40)                    30,000           *              30,000               0            0
Greg Yamamoto, as UTMA custodian for
     Nicholas Yamamoto(41)                   30,000           *              30,000               0            0
James Kardon(42)                             10,200           *              10,200               0            0
Jeffrey Schwartz(43)                         4,800            *               4,800               0            0

------------------
*     Less than 1%.

(1)   The shares of common stock owned prior to the offering equals the sum of
      (a) shares of common stock and (b) shares of common stock issuable upon exercise of warrants. Percentages are based on 9,865,782 shares of our common stock that were outstanding (on an as-converted to common stock basis) on September 1, 2005. In calculating the percentage for each selling security holder, the shares represented by item (b) above are included in the denominator of the shares outstanding for that selling security holder but are not included in the denominator for any other person.

 (2) Includes 1,398,400 shares of common stock. that are subject to a lock-up agreement providing that such stockholder will not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, such shares until August 3, 2006 (the "Lockup").

 (3)  Includes 327,850 shares of common stock. that are subject to the Lockup.

 (4)  Includes 218,500 shares of common stock. that are subject to the Lockup.

 (5)  Includes 218,500 shares of common stock. that are subject to the Lockup.

 (6) Includes 87,400 shares of common stock. that are subject to the Lockup. Also includes warrants to purchase 40,000 shares of common stock.

 (7)  Includes 54,625 shares of common stock. that are subject to the Lockup.

 (8)  Includes 39,330 shares of common stock. that are subject to the Lockup.

 (9) Includes 21,850 shares of common stock. that are subject to the Lockup. Also includes warrants to purchase 10,000 shares of common stock.

 (10) Includes 21,850 shares of common stock. that are subject to the Lockup.

 (11) Includes 13,110 shares of common stock. that are subject to the Lockup.

 (12) Includes 10,925 shares of common stock. that are subject to the Lockup. Includes 45,830 shares issuable upon exercise of options exercisable within 60 days of the date of this table.

 (13) Includes 10,925 shares of common stock. that are subject to the Lockup.

 (14) Includes 5,463 shares of common stock. that are subject to the Lockup.

 (15) Includes 4,370 shares of common stock. that are subject to the Lockup.

 (16) Includes warrants to purchase 165,000 shares of common stock.

 (17) Includes warrants to purchase 100,000 shares of common stock.

 (18) Includes warrants to purchase 130,000 shares of common stock.

 (19) Includes warrants to purchase 70,000 shares of common stock.

 (20) Includes warrants to purchase 70,000 shares of common stock.

 (21) Includes warrants to purchase 60,000 shares of common stock.

(22) Includes warrants to purchase 30,000 shares of common stock.

(23) Includes warrants to purchase 50,000 shares of common stock.

(24) Includes warrants to purchase 40,000 shares of common stock.

(25) Includes warrants to purchase 40,000 shares of common stock.

(26) Includes warrants to purchase 20,000 shares of common stock.

(27) Includes warrants to purchase 20,000 shares of common stock.

(28) Includes warrants to purchase 50,000 shares of common stock.

(29) Includes warrants to purchase 20,000 shares of common stock.

(30) Includes warrants to purchase 20,000 shares of common stock.

(31) Includes warrants to purchase 20,000 shares of common stock.

(32) Includes warrants to purchase 10,000 shares of common stock.

(33) Includes warrants to purchase 10,000 shares of common stock.

(34) Includes warrants to purchase 12,000 shares of common stock.

(35) Includes warrants to purchase 12,000 shares of common stock.

(42) Includes warrants to purchase 6,000 shares of common stock.

(37) Includes warrants to purchase 10,000 shares of common stock.

(38) Includes warrants to purchase 10,000 shares of common stock.

(39) Includes warrants to purchase 10,000 shares of common stock.

(40) Includes warrants to purchase 10,000 shares of common stock.

(41) Includes warrants to purchase 10,000 shares of common stock.

(42) Includes warrants to purchase 3,400 shares of common stock.

(43) Includes warrants to purchase 1,600 shares of common stock.

                              PLAN OF DISTRIBUTION

The shares of common stock offered pursuant to this prospectus may be sold from time to time by the selling security holders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. As used in this prospectus, "selling security holders" includes donees, pledgees, transferees and other successors in interest selling shares received from the selling security holders after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer. Upon receiving notice from the selling security holders that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, we will file a supplement to this prospectus. The selling security holders may offer their shares of common stock:

     - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq SmallCap Market;

     -   in the over-the-counter market;

     -   in private transactions;

     -   through options;

     -   by pledge to secure debts and other obligations; or

     -   a combination of any of the above transactions.

The shares of common stock described in this prospectus may be sold from time to time directly by the selling security holders. Alternatively, the selling security holders may, from time to time, offer shares of common stock to or through underwriters, broker/dealers or agents. The selling security holders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. We have agreed to indemnify the selling security holders against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in the sale of shares of common stock described in this prospectus against certain liabilities, including liabilities arising under the Securities Act of 1933.

Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. The selling security holders may elect to not sell the shares they hold. The selling security holders may engage in short sales, short sales versus the box, puts, calls and other similar transactions. However, the selling security holders may not maintain a net short position whereby one or more sales are marked as a short sale at a time with a selling security holder has no equivalent offsetting long position in our common stock. The selling security holders may transfer, distribute, devise or gift such shares by other means not described in this prospectus. To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

Under the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling security holder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of common stock by the selling security holder or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.


We will bear all costs, expenses and fees in connection with the registration of the shares. The selling security holders will pay all commissions and discounts, if any, associated with the sale of the shares.

                       WHERE YOU CAN FIND MORE INFORMATION


We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. For further information with respect to us and the securities offered pursuant to this prospectus, we refer you to the exhibits hereto and the other information incorporated herein by reference. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the Securities and Exchange Commission's public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying costs. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. Our Securities and Exchange Commission filings are also available at the Securities and Exchange Commission's web site at http://www.sec.gov. In addition, you can read and copy our Securities and Exchange Commission filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

The Securities and Exchange Commission allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the Securities and Exchange Commission prior to the date of this prospectus, while information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus.

The following documents filed with the Securities and Exchange Commission are incorporated by reference in this prospectus:

         (i) Our Annual Report on Form 10-K for the fiscal year ended October 31, 2004, including all material incorporated by reference therein;

         (ii) Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2005;

         (iii) Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2005;

         (iv) Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2005;

         (v)    Our Current Report on Form 8-K dated January 1, 2005;

         (vi)   Our Current Report on Form 8-K dated March 28, 2005;

         (vii)  Our Current Report on Form 8-K dated May 4, 2005;

         (viii) Our Current Report on Form 8-K dated July 26, 2005; and

         (ix) The description of the common stock contained in our Registration Statement on Form 8-A.

We will provide without charge to you, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such request may be directed to: SBE, Inc., 2305 Camino Ramon, Suite 200, San Ramon, California, 95483, Attention: Chief Financial Officer, telephone
(925) 355-2000.

                                  LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Cooley Godward LLP, San Francisco, California.

                                     EXPERTS

The financial statements incorporated by reference in this prospectus have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the ability of SBE, Inc. to continue as a going concern, as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent registered public accounting firm, which audited our financial statements at October 31, 2002, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item: 14.  Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the shares of common stock being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission registration fee.............   $     1,769
Nasdaq SmallCap Market additional shares listing fee............   $    45,000
Legal fees and expenses ........................................   $     5,000
Accounting fees and expenses ...................................   $     2,500
Miscellaneous ..................................................   $     1,000
                                                                   -----------
                  Total.........................................   $    55,269

Item 15.   Indemnification of Officers and Directors

As permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that (i) we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) we may, in our discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) to the fullest extent permitted by the Delaware General Corporation Law, we are required to advance all expenses incurred by our directors and executive officers in connection with a legal proceeding (subject to certain exceptions),
(iv) the rights conferred in our Bylaws are not exclusive, (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and (vi) we may not retroactively amend the Bylaws provisions relating to indemnity.

We have entered into agreements with our directors and officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was our director or officer or any of our affiliated enterprises. Our obligation to indemnify our officers and directors is subject to certain limitations set forth in the indemnification agreements. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The selling security holders have entered into an agreement with us whereby they jointly and severally agree, to the extent permitted by law, to indemnify and hold harmless SBE, each officer of SBE who signs this registration statement and each director of SBE, against all losses, claims, damages or liabilities, joint or several, to which SBE or such officer or director may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in this registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or exhibit thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading in each case, and will reimburse SBE and each such officer and director for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the selling security holders will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such selling security holders, as such, furnished in writing to SBE by or on behalf of a selling security holder specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of the selling security holders hereunder shall be limited to the gross proceeds (net of the amount of any damages the selling security holders have otherwise been required to pay by reason of such untrue statement or omission or alleged untrue statement or omission) received by the selling security holders from the sale of the common stock covered by this registration statement. The agreement also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 16.   Exhibits

    Exhibit
    Number     Description of Document
    -------    -----------------------
      2.1*     Agreement and Plan of Merger and Reorganization, dated March 28,
               2005, by and among SBE, Inc., PyX Acquisition Sub, LLC, PyX
               Technologies, Inc. and the parties identified on Exhibit A thereto.

      4.1* Investor Rights Agreement, dated July 26, 2005, between SBE, Inc. and the investors listed on Exhibit A thereto.

      4.2*     Form of warrant issued on July 26, 2005.

     10.1* Unit Subscription Agreement, dated May 4, 2005, by and between SBE, Inc. and the other parties thereto.

      5.1      Opinion of Cooley Godward LLP

     23.1 Consent of BDO Seidman LLP, Independent Registered Public Accounting Firm

     23.2 Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

     23.3      Consent of Cooley Godward LLP included in Exhibit 5.1

     24.1      Power of Attorney. See signature page.

* Filed as an exhibit to SBE's Definitive Proxy Statement on Schedule 14A, filed on June 24, 2005, and incorporated herein by reference.

Item 17.   Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on the 20th day of September, 2005.

                                       SBE, INC.


                                       By:   /s/ Daniel Grey
                                          --------------------------------------
                                          Daniel Grey
                                          President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints jointly and severally, Dan Grey and David
W. Brunton, and each or any one of them, his or her true and lawful attorney-in-fact and agent, each with the full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any way and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

------------------------------------------------------------------------------------------------------------------
               Signature                                     Title                                  Date
------------------------------------------------------------------------------------------------------------------
/s/ Daniel Grey                              President and Chief Executive Officer           September 20, 2005
-------------------------------------        (Principal Executive Officer)
            Daniel Grey


/s/ David W. Brunton                         Vice President, Finance and Chief               September 20, 2005
-------------------------------------        Financial Officer
           David W. Brunton                  (Principal Financial and Accounting Officer)


/s/ Ronald J. Ritchie                        Chairman of the Board                           September 20, 2005
-------------------------------------
           Ronald J. Ritchie

/s/ William B. Heye, Jr.                     Director                                        September 20, 2005
-------------------------------------
         William B. Heye, Jr.

/s/ John Reardon                             Director                                        September 20, 2005
-------------------------------------
             John Reardon

/s/ Marion M. Stuckey                        Director                                        September 20, 2005
-------------------------------------
           Marion M. Stuckey

                                INDEX OF EXHIBITS

    Exhibit
    Number   Description of Document
    -------  -----------------------

     2.1* Agreement and Plan of Merger and Reorganization, dated March 28, 2005, by and among SBE, Inc., PyX Acquisition Sub, LLC, PyX Technologies, Inc. and the parties identified on Exhibit A thereto.

     4.1* Investor Rights Agreement, dated July 26, 2005, between SBE, Inc. and the investors listed on Exhibit A thereto.

     4.2*    Form of warrant issued on July 26, 2005.

     10.1* Unit Subscription Agreement, dated May 4, 2005, by and between SBE, Inc. and the other parties thereto.

     5.1     Opinion of Cooley Godward LLP

     23.1 Consent of BDO Seidman LLP, Independent Registered Public Accounting Firm

     23.2 Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

     23.3    Consent of Cooley Godward LLP included in Exhibit 5.1

     24.1    Power of Attorney. See signature page.

* Filed as an exhibit to SBE's Definitive Proxy Statement on Schedule 14A, filed on June 24, 2005, and incorporated herein by reference.